Exhibit 99

News Release From:
Dotronix, Inc.
(OTC Bulletin Board: DOTX)

FOR RELEASE: April 13, 2004                             3:05 PM Central Daylight Time

DOTRONIX CLOSED FINANCING TRANSACTIONS

        ST. PAUL, MN, April 13, 2004. DOTRONIX, INC. (OTC BULLETIN BOARD: DOTX) announced today that the proposed financing transactions with the Estate of its late CEO, William S. Sadler, and Mr. Terry L. Myhre, an independent investor, have been completed.

        Based upon agreements dated November 5, 2003, as amended, and newly negotiated agreements with the parties involved, Dotronix sold real estate owned by the Company to an unrelated party and transferred the proceeds of the sale of approximately $450,000 to the Estate of William S. Sadler, in partial payment of an outstanding loan from the Estate to the Company of $1,000,000. In exchange for forgiveness of $400,000 of the loan between the Estate and the Company, Dotronix cancelled existing warrants to Mr. Sadler for the purchase of up to 365,094 shares of the Company’s common stock at exercise prices ranging from $0.085 to $0.60 per share, and issued new warrants to the Estate to purchase 385,000 shares of common stock at an exercise price of $0.05 per share.

        In a related agreement, Mr. Myhre agreed to provide a credit line of up to $450,000 to the Company, which is convertible into common stock at a price of $1.50 per share. Outstanding demand notes of the investor with an aggregate principal of $135,000 became part of the credit line. In consideration for the credit line, Mr. Myhre also received warrants to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.10 per share.

        Concurrently, Mr. Myhre entered into an agreement with the Estate and Minnesota River Aviation, Inc. (“MRAI”), a corporation controlled by the Estate, pursuant to which Mr. Myhre acquired an option to purchase from the Estate and MRAI up to one million shares of Dotronix common stock at a price of $0.05 per share. This option expires on November 5, 2010. The Estate and MRAI currently hold 1,278,959 shares of Dotronix’s common stock.

        Mr. Myhre owns the Minnesota School of Business, Globe College and has recently been named the Chairman and CEO of Broadview Media Inc. (OTCBB BDVM).

        Both Mr. Myhre and Dotronix believe that a strong business relationship will develop between the Company, the Minnesota School of Business, and possibly other business interests of Mr. Myhre. There appears to be a convergence in strategies employed by both companies due to the anticipated rapid growth in the electronic signage industry, and the corresponding need for the training of students in graphic design and video production capabilities.

ABOUT DOTRONIX

Until the beginning of 2003, Dotronix, Inc.. founded in 1980, focused on designing, manufacturing and marketing cathode-ray tube (CRT) displays that were sold to original equipment manufacturers and display system integrators. The demand for CRT displays, however, has declined over the last several years, primarily due to the introduction of new display technologies. Pursuant to the Company’s new business plan, the Company has developed and is marketing fully integrated video display systems to end users such as restaurants and retail stores. Recent changes in computer operating speeds and software programs have made such systems technically capable of displaying full motion video at a reasonable cost.

FORWARD LOOKING STATEMENTS

This announcement contains statements regarding the Company’s business relationship with the Minnesota School of Business and other business interests of Mr. Terry L. Myhre, and regarding the Company’s new business plan. These statements involve a variety of risks and uncertainties, known and unknown, including, among others, the risk that (i) no business relationship with the Minnesota School of Business and/or other business interests of Mr. Myhre will be established, (ii) even if such relationships will be established, they will not be successful, and (iii) the Company will not be able to successfully implement its new business plan. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of the various factors discussed herein.

Contact Information:
Kurt T. Sadler	Robert V. Kling
President	Chief Financial Officer
651 633-1642	651-633-1742
ksadler@dotronix.com	rvk@dotronix.com